United States securities and exchange commission logo





                     August 13, 2020

       Robert Berman
       Chief Executive Officer and Director
       Hancock Jaffe Laboratories, Inc.
       70 Doppler
       Irvine, CA 92618

                                                        Re: Hancock Jaffe
Laboratories, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed July 24, 2020
                                                            File No. 001-38325

       Dear Mr. Berman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Matthew Bernstein